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                        STOCK PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          IRIS KIMBERG (THE "SELLER"),

                                       AND

                          CAREERSTAFF UNLIMITED, INC.,

                             A DELAWARE CORPORATION

                               (THE "PURCHASER").





                   Concerning the purchase and sale of all of
                   the issued and outstanding capital stock of
                           HTA of New York, Inc. and
                             HTA of New Jersey, Inc.




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                        STOCK PURCHASE AND SALE AGREEMENT


     This STOCK PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of this 15th day of March, 1996, is by and between IRIS KIMBERG (the "Seller") and CAREERSTAFF UNLIMITED, INC., a Delaware corporation (the "Purchaser"). The Seller and the Purchaser may be referred to herein individually as a "Party" and collectively as the "Parties."

                               W I T N E S E T H:

     WHEREAS, the Purchaser is a wholly owned subsidiary of Sun Healthcare Group, Inc., a Delaware corporation ("Sun"); and

     WHEREAS, the Seller is the owner of two hundred (200) shares (the "HTA-NY Shares") of Common Stock, no par value per share (the "HTA-NY Common Stock"), of HTA of New York, Inc., a New York corporation ("HTA-New York"), constituting all the issued and outstanding shares of capital stock of HTA-New York; and

     WHEREAS, the Seller is the owner of two hundred (200) shares (the "HTA-NJ Shares," and together with the HTA-NY Shares, collectively referred to herein as the "Shares") of Common Stock, no par value per share (the "HTA-NJ Common Stock"), of HTA of New Jersey, Inc., a [NEW JERSEY] corporation ("HTA-New Jersey," and together with HTA-New York, collectively referred to herein as the "Companies"), constituting all the issued and outstanding shares of capital stock of HTA-New Jersey; and

     WHEREAS, the Shares constitute all of the issued and outstanding shares of capital stock of the Companies; and

     WHEREAS, the Purchaser desires to acquire the Shares from the Seller and the Seller desires to sell the Shares to the Purchaser, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, the Companies are engaged in the business of providing physical, speech and occupational therapists and their assistants and aids and other professionals on a temporary or contract basis in the New York City and New Jersey market areas; and

     WHEREAS, subject to the terms and conditions set forth herein the Seller has agreed not to compete against the Purchaser, the Companies or their successors or assigns for a period of seven years following the Closing Date (as hereinafter defined);

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and after good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

                                    ARTICLE I

            PURCHASE AND SALE OF THE SHARES; COVENANT NOT TO COMPETE

     1.01 THE SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) the Seller will sell, assign, transfer and deliver to the Purchaser and the Purchaser will purchase and acquire from the Seller, the Shares.

     1.02   PURCHASE PRICE FOR THE SHARES.

            (A) ESTIMATED PURCHASE PRICE FOR THE SHARES. Subject to adjustments as set forth herein, the purchase price for the Shares acquired pursuant to this Agreement (the "Purchase Price") is $4,024,852. Such Purchase Price is based on the 1995 Proforma Pre-Tax Income (as hereinafter defined) of $1,146,520 and is subject to adjustment based on the final determination of the 1995 Proforma Pre-Tax Income as provided herein.

            (B) REVIEW; 1995 PROFORMA PRE-TAX INCOME AND NET WORTH DETERMINATION. The Purchase

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     Price for the Shares will be adjusted based on a formula based on the 1995
     Proforma Pre-Tax Income of the Companies as determined by either Purchaser's independent public accountants or internal accounting staff (the "Accountants") for the year ended December 31, 1995. The Purchaser agrees to cause the Accountants to conduct a review (the "Review") of the Companies' balance sheet as of December 31, 1995 and income statements and statements of cash flows for the year ended December 31, 1995 to be performed promptly following the execution of this Agreement. The Review will be at the sole cost and expense of the Purchaser and shall be completed as promptly as is reasonably possible following the date of this Agreement but in no event later than sixty (60) days from the date hereof. The term "1995 Pre-Tax Income" means the net income of the Companies determined on a combined basis in accordance with generally accepted accounting principles consistently applied ("GAAP") for the year ended December 31, 1995. Attached hereto as Exhibit "A" and incorporated herein is a list of expenditures and expenses incurred and paid by the Companies in the year ended December 31, 1995 that the Seller represents and warrants will not occur following the Closing (the "Proforma Adjustments"). The Seller represents and warrants that the elimination of the Proforma Adjustments (i.e., the failure of the Companies to make such expenditures or incur such expenses set forth in the Proforma Adjustments) will not adversely affect the results of operations of the Companies for the year ended December 31, 1996. The Proforma Adjustments shall be added to the 1995 Pre-Tax Earnings and the sum shall be hereinafter referred to as the "1995 Proforma Pre-Tax Income." The Accountants shall also issue a special purpose report indicating the amount of 1995 Proforma Pre-Tax Income of the Companies and such report will be used to establish the Purchase Price for the Shares and the Net Worth (as hereinafter defined) of the Companies as at December 31, 1995 (such special purpose report is herein- after referred to as the "Accountants' Report"). In addition, the Accountants' Report shall also provide that the Accountants have examined and verified the amount of the Proforma Adjustments. Prior to the issuance of the Accountants' Report, the Purchaser will cause the Accountants to make their work papers available to Seller and her representatives for their review.

             The determination of the 1995 Proforma Pre-Tax Income and the Net Worth of the Companies as at December 31, 1995 by the Accountants shall be conclusive and binding upon the Parties unless the Seller shall object to the Accountant's Report within ten (10) days following the receipt of the Accountants' Report. The Seller's objection to the Accountants' Report shall set forth in detail the Seller's objection(s) to the Accountants' Report and the Seller's calculation of the 1995 Proforma Pre-Tax Income.
     If the Purchaser agrees to accept the Seller's adjustments to the Accountants' Report, then the Purchase Price shall be recalculated based on such adjustments. If the Seller objects to the Accountants' Report as set forth above and the Purchaser does not accept the Seller's proposed adjustments, then an independent accounting firm mutually satisfactory to the Seller and the Purchaser shall review the financial statements of the Seller and determine the amount of the 1995 Proforma Pre-Tax Income. Each of the Parties shall bear 50% of the costs and expenses of such independent accounting firm, and if the Parties are unable to agree upon an independent accounting firm, the Parties will request that one be designated by the President of the New York City office of the American Arbitration Association.

            (C) ADJUSTMENT TO PURCHASE PRICE FOR THE SHARES BASED ON THE 1995 PROFORMA PRE-TAX INCOME. The Purchase Price for the Shares is based on an estimated 1995 Proforma Pre-Tax Income of $1,146,520. If the 1995 Proforma Pre-Tax Income as shown by the Accountants' Report is greater than $1,146,520, then the Purchase Price for the Shares shall be increased by $5.45 for each $1.00 that the 1995 Proforma Pre-Tax Income is greater than $1,146,520 less the Tax Adjustment (as hereinafter defined). If the 1995 Proforma Pre-Tax Income as determined by the Accountants' Report is less than $1,146,520, then the Purchase Price for the Shares shall be reduced by $5.45 for each $1.00 that the 1995 Proforma Pre-Tax Income is less than $1,146,520. For example, if the 1995 Proforma Pre-Tax Income as determined by the Accountants' Report was $1,100,000, then the Purchase Price for the Shares would be $3,830,997, i.e., $4,024,852 less $5.45 x $46,520 plus the
     Tax Adjustment of $46,520 and if the 1995 Proforma Pre-Tax Income was $1,200,000, then the Purchase Price for the Shares would be $4,247,710 (i.e. $4,024,852 less $5.45 x $53,480 less the Tax Adjustment of $68,608).
     The term "Tax Adjustment" means an amount equal to the present value (discounted over 15 years at a discount rate of 7.5% per annum) of the product of the change in the Purchase Price divided by 15 and then multiplied by 40%.

            (D) ADJUSTMENT TO PURCHASE PRICE FOR THE SHARES BASED ON NET WORTH. The Purchase Price for the Shares shall also be reduced by $1 for each dollar, if any, that the Net Worth (as hereinafter defined) of the Companies on a combined basis on December 31, 1995 (the "Base Net Worth") is less than $900,000. For the purposes of this Agreement, the term "Net Worth" means the combined stockholder's equity of the Companies on a combined basis determined in accordance with GAAP. For example, if the

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     Base Net Worth is $850,000, then the Purchase Price for the Shares would be reduced by $50,000.  The Base Net Worth shall be determined as set forth in
     Section 1.02(B) hereof.

            (E) POST CLOSING ADJUSTMENTS. The Purchase Price shall be increased or decreased by $1 for each dollar, if any, by which the Net Worth of the Companies as at the Closing Date ("Closing Net Worth") exceeds or is less than the Base Net Worth. For these purposes, not later than sixty (60) days after the Closing Date, the Purchaser shall determine the Closing Net Worth of the Companies and notify the Seller in writing of such determination, and provide the Seller with access to all of the data used
     by Purchaser in connection with such determination.   The Purchaser's
     determination of the Closing Net Worth of the Companies shall be conclusive and binding upon the Parties unless the Seller shall object thereto within twenty (20) days following her receipt thereof (the "Notice of Objection"). The Notice of Objection to the Purchaser's determination of the Closing Net Worth of the Companies shall set forth in detail the Seller's objection(s) to the Purchaser's determination, and Seller's own determination thereof. If the Purchaser accepts the Seller's determination, the adjustment to the Purchase Price provided for in this Section 1.02(E) shall be based on the Seller's determination. If the Seller's determination is not accepted by the Purchaser, the Closing Net Worth of the Companies shall be determined by an independent accounting firm mutually acceptable to Purchaser and Seller. Each of the Purchaser and the Seller shall bear 50% of the costs and expenses of such independent accounting firm, and if the Parties are unable to agree upon an independent accounting firm, the Parties will request that one be designated by the President of the New York City office of the American Arbitration Association. The adjustment to the Purchase Price provided for herein shall be paid to the Seller or to Purchaser within five days after the final determination thereof together with interest thereon at the rate of 7.5% a year from the date that the amount of such adjustment to the Purchase Price is finally determined.

            (F) ADDITIONAL PURCHASE PRICE. HTA-New York has paid approximately $179,000 to the New York Department of Labor under protest for the year ended December 31, 1994. If it is determined that all or a portion of such amount was not owed to the New York Department of Labor as an expense of HTA-New York for the year ended December 31, 1994 and is refunded to HTA-New York after the Closing, then the purchase price for the HTA-Shares will be increased as by the amount of such refund and the Purchaser shall promptly pay such amount to the Seller.

     1.03 COVENANT NOT TO COMPETE. Subject to the terms and conditions set forth in this Agreement, the Parties agree that in addition to the Purchase Price for the Shares, the Purchaser shall pay to the Seller on the Closing Date the sum of $1,000,000 (the "Non-Competition Payment") in exchange for the Seller's agreement to comply with covenant not to compete and other covenants set forth in Sections 4.01(E), (H), (I), (J) and (K) of this Agreement.

     1.04 DUE DILIGENCE PERIOD. The Parties agree that the obligation of the Purchaser to close the transaction evidenced by this Agreement is subject to the Purchaser being satisfied with the results of its due diligence and completing its due diligence on or before sixty (60) days after the date hereof (the "Due Diligence Expiration Date"). If, on or before the Due Diligence Expiration Date, Purchaser elects not to close, it may cancel this Agreement by mailing or otherwise sending to the Seller, written notice of its intent to terminate this
Agreement ("Termination Notice").   Upon mailing or otherwise sending to the
Seller the Termination Notice, the Purchaser shall be deemed released from all of its obligations, liabilities, and duties under this Agreement and this Agreement shall be considered to be terminated and of no further force or effect as of such date.

     1.05 APPROVAL OF THE PURCHASER'S BOARD OF DIRECTORS; EFFECTIVE DATE. The Parties agree that the effectiveness of this Agreement is contingent on the approval of this Agreement by the Board of Directors of the Purchaser and its parent Sun. The Purchaser agrees to cause this Agreement to be submitted to the Board of Directors of Sun and the Purchaser on or before May 22, 1996. The term "Effective Date" means the date that this Agreement has been approved by the Board of Directors of the Purchaser and Sun.

     1.06 SCHEDULES. The Seller agrees to deliver the Schedules to this Agreement within ten days of the execution of this Agreement (the "Schedule Delivery Date"). The Purchaser may terminate this Agreement if the Purchaser is not satisfied with any matter disclosed on the schedules on or before the Due Diligence Expiration Date.

     1.07 SPECIAL RIGHT OF THE SELLER TO TERMINATE. The Parties agree that if the 1995 Proforma Pre-Tax Income as determined pursuant to this Agreement is less than $1,077,052, then the Seller may terminate this Agreement by giving written notice to the Purchaser. Such notice must be given prior to the Closing Date. Upon

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mailing or otherwise sending to the Purchaser the written notice referred to above, the Seller shall be deemed released from all of Seller's obligations, liabilities, and duties under this Agreement and this Agreement shall be considered to be terminated and of no further force or effect as of such date.

                                   ARTICLE II

                              CLOSING TRANSACTIONS

     2.01 CLOSING DATE AND EFFECTIVE TIME. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") shall be held at the offices of the Seller's counsel at Dornbush, Mensch, Mandelstam & Schaeffer, LLP, 747 Third Avenue, New York, NY 10017, or at such other place as the Parties mutually agree on the first business day that is ten business days after the satisfaction of all of the conditions to closing set forth herein, or such other date mutually approved of by the Parties (the "Closing Date"); provided, however, that in no event should the Closing Date be later than the Outside Date (as hereinafter defined). The effective time of the transfer of the Shares shall be deemed to have been the beginning of the day of the Closing.

     2.02   CLOSING TRANSACTIONS.  On the Closing Date:

     (A) The Seller shall deliver to the Purchaser the Shares duly endorsed for transfer to the Purchaser and other instruments of transfer and conveyance as the Purchaser shall reasonably request and in form and substance reasonably requested by the Purchaser, together with such documents, instruments, certificates and opinions as may be necessary to satisfy the conditions set forth in this Agreement.

     (B) The Purchaser shall deliver to the Seller the Purchase Price less the Escrow Deposit (as hereinafter defined) by wire transfer of immediately available funds to an account designated by the Seller or by delivery of a cashier's check for the Shares and the Non-Competition Payment together with such documents, instruments, certificates and opinions as may be necessary to satisfy the conditions set forth in this Agreement.

     (C) At the Closing, the Purchaser shall deposit with Dornbush, Mensch, Mandelstam & Schaeffer, LLP] (the "Escrow Agent") the sum of Two Hundred Seventy-five Thousand and No/100 Dollars ($275,000) (the "Escrow Deposit") to be held pursuant to an Escrow Agreement attached hereto as Exhibit "D" and incorporated herein. Under such Escrow Agreement, the Escrow Agent will hold the Escrow Deposit as security for any claims asserted against the Companies due to the Companies' position that all of the Therapists are independent contractors and not employees.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.01 REPRESENTATIONS AND WARRANTIES BY THE SELLER. The Seller represents and warrants to the Purchaser as follows:

            (A) ORGANIZATION AND GOOD STANDING. The Companies are each corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation, and has all requisite corporate power and authority to own and lease the property and assets such corporation currently owns and leases and to carry on the business of the Companies as currently conducted. On or before the Schedule Delivery Date, the Seller will deliver to the Purchaser true, correct and complete copies of the Articles of Incorporation and bylaws, each as amended to the date hereof, of the Companies. Each Company is duly licensed or qualified to do business as a foreign corporation in the states listed on Schedule 3.01(A) attached hereto and is in good standing in all jurisdictions in which the character of the assets now owned or leased by such Company or the nature of the business now conducted by the Companies requires it to be so licensed or qualified. Set forth on Schedule 3.01(A) attached hereto is a list of all states in which each Company has supplied therapists, their assistants or other services during the last five years.

            (B) CAPACITY. The execution and delivery of this Agreement by the Seller, the performance by the Seller of all the terms and conditions hereof to be performed by the Seller and the consummation of the transactions contemplated hereby are within the capacity of the Seller. This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

            (C) CAPITALIZATION OF HTA-NEW YORK. The authorized capital stock of the HTA-New York consists solely of two hundred (200) shares of no par value per share common stock, of which two hundred (200) shares are issued and outstanding on the date hereof. All such outstanding shares of HTA-New York Common Stock are owned beneficially and of record by the Seller free and clear of all liens, charges, encumbrances, claims, rights of others, mortgages, pledges or security interests and are not subject to any agreements or understandings among any Persons (as hereinafter defined) with respect to the voting or transfer of the HTA-New York Shares. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, the Seller, HTA-New York, HTA-New Jersey or any other Person to purchase or otherwise acquire any security of or equity interest in HTA-New York. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating HTA-New York to issue or to transfer from treasury any shares of its capital stock of any class. All of the HTA-New York Shares have been duly authorized, validly issued and are fully paid and nonassessable, and none has been issued in violation of the preemptive rights of any stockholder or person. The Seller has full legal right to sell, assign, and transfer the HTA-New York Shares to the Purchaser and, upon delivery of the certificates representing the HTA-New York Shares to the Purchaser pursuant to the terms hereof, transfer to the Purchaser good and marketable title to the HTA-New York Shares free and clear of any and all liens, charges, encumbrances, pledges, security interests, claims or rights of others.

            (D) CAPITALIZATION OF HTA-NEW JERSEY. The authorized capital stock of HTA-New Jersey consists solely of two hundred (200) shares of no par value per share common stock, of which two hundred (200) shares are issued and outstanding on the date hereof. All such outstanding shares of HTA-New Jersey Common Stock are owned beneficially and of record by the Seller free and clear of all liens, charges, encumbrances, claims, rights of others, mortgages, pledges or security interests and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer of the HTA-New Jersey Shares. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, the Seller, HTA-New Jersey, HTA-New York or any other Person to purchase or otherwise acquire any security of or equity interest in HTA-New Jersey. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating HTA-New Jersey to issue or to transfer from treasury any shares of its capital stock of any class. All of the HTA-New Jersey Shares have been duly authorized, validly issued and are fully paid and nonassessable, and none has been issued in violation of the preemptive rights of any stockholder or person. The Seller has full legal right to sell, assign, and transfer the HTA-New Jersey Shares to the Purchaser and, upon delivery of the certificates representing the HTA-New Jersey Shares to the Purchaser pursuant to the terms hereof, transfer to the Purchaser good and marketable title to the HTA-New Jersey Shares free and clear of any and all liens, charges, encumbrances, pledges, security interests, claims or rights of others.

            (E) SUBSIDIARIES. Neither of the Companies own or possess any interest (contingent or otherwise) in any corporation, partnership (limited or general), trust, association, limited liability company, joint venture or other entity or Person. Except through the Companies, the Seller does not engage in the business of providing physical, speech and occupational therapists and their assistants and aids and other professionals on a temporary or contract basis.

            (F) NO VIOLATION. Except as otherwise disclosed on Schedule 3.01(F) attached hereto and incorporated herein, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon the Seller or the Companies or the properties or assets of the Seller or the Companies (or either of them) under any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Companies (or either of them) or of any mortgage note, indenture, deed of trust, security agreement, pledge agreement, loan or credit agreement or other agreement or instrument to which the Companies (or either of them) are a party or by which the Seller, the Companies (or either of them) or their respective properties are bound.

            (G) NO DEFAULT; COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth on Schedule

     3.01(G) attached hereto, neither of the Companies is in default or in violation of, and no condition exists that with notice or lapse of time or both would constitute a default or violation of (i) any loan or agreement, or (ii) any law, rules or regulations applicable to the Companies and there are no judgments, court orders or determinations by any governmental bodies or agencies rendered against or affecting the Companies (or either of them).

            (H) FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser copies of the unaudited combined balance sheets of the Companies as of December 31, 1994 and 1995 and related statements of income and cash flows for the 12 month periods then ended (the "Financial Statements").

            The Financial Statements fairly present the financial position of the Companies as of the dates indicated and the results of operations and changes in financial position of the Companies, for the periods reflected in the Financial Statements in accordance with GAAP. The Companies do not have any debt or liability of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any debt or liability on account of taxes or any governmental charges or penalty, interest or fines, except as reflected in the Financial Statements or in a schedule attached to this Agreement.

            (I) ABSENCE OF CERTAIN CHANGES. Except as disclosed to the Purchaser in this Agreement, the Financial Statements, Schedule 3.01(I) attached hereto, or in any other schedule to this Agreement, since December 31, 1995 (the "Balance Sheet Date") there has not been:

                          (i)      any material adverse change in the
            properties, condition (financial or otherwise), the business or the prospects of the Companies;

                          (ii) any damages, destruction or loss, whether covered by insurance or not, which has had, or might be expected to have, a material adverse effect on the Companies (or either of them), or their respective business as currently conducted;

                          (iii) any material change by the Companies in accounting methods or principles which would be required to be disclosed under generally accepted accounting principles, consistently applied;

                          (iv) any issuance by the Companies of any shares of capital stock;

                          (v) any sale, lease or other material disposition of properties and assets of the Companies other than in the ordinary course of business;

                          (vi) any merger or consolidation of the Companies with any other corporation, partnership, limited liability company, person or entity or any acquisition by the Companies of the stock, ownership interests or business of another corporation, partnership, limited liability company or other entity;

                          (vii) any borrowing, or agreement to borrow funds, by the Companies or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Companies (or either of them) are bound or by which its properties are bound is material to the business, condition (financial or otherwise), results of operation or prospects of the Companies (or either of them) in the ordinary course of business;

                          (viii) any declaration or payment of any dividend on, or any other distribution with respect to, the equity securities of the Companies (or either of them);

                          (ix) any increase in the compensation payable or to become payable by the Companies (or either of them) to the directors, officers or employees of the Companies, or any increase in benefits or benefit plan costs (other than costs outside of the control of the Companies), or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any officers or directors; or

                          (x) any mortgage, pledge, grant of any lien or security interest or other encumbrance of any asset of the Companies (or either of them);

                          (xi) any material amendment or early termination of any contract, agreement, plan or commitment;

                          (xii) any transactions between or with affiliates of the Companies (or either of them) or the Seller other than transactions consistent in nature and amounts involved with those reflected in the Financial Statements and otherwise disclosed to the Purchaser;

                          (xiii) any contract entered into or proposal submitted for the provision of services by the Companies (or either of them) at a rate or for a price that will not generate the same historical net income margins as reflected in the Interim Financial Statements;

                          (xiv) any waiver or release of any right or claim of the Companies that singly, or in the aggregate, is material to the business, assets, condition (financial or otherwise), results of operation or prospects of the Companies;

                          (xv) any significant labor trouble or any damage, destruction or loss of property by fire or other casualty, whether or not covered by insurance, adversely affecting the business of the Companies or any related property;

                          (xvi) removal from any building, facility or real property of any of the assets of the Companies; or

                          (xvii) any contract, understanding or commitment to do any of the foregoing.

            (J) TAXES. Except as set forth in Schedule 3.01(J) attached hereto and incorporated herein, the Companies have timely filed or caused to be timely filed all federal, state and local tax returns for taxes, and all such tax returns are proper, complete and accurate and copies of all such returns have been delivered to the Purchaser. The Companies and/or the Seller have each paid or caused to be paid any and all taxes of whatever type or description which have become due. The amounts set up as provisions for taxes on the Financial Statements are sufficient for the payment of all accrued and unpaid taxes of any kind. The amounts withheld by the Companies and/or the Seller and paid to the appropriate Government Body for all periods include all amounts necessary to fully and completely comply with all withholding provisions of applicable law. The Seller has provided to the Purchaser copies of all correspondence and communications between the Seller or the Companies with the Internal Revenue Service, the New York Department of Labor and/or the New York Department of Revenue with respect to the Companies' business, including all communications relating to the treatment of the therapists of the Companies as either employees or independent contractors of the Companies. Except as reflected in such correspondence with respect to the treatment of therapists as independent contractors or employees as described on Schedule 3.01(J), the Companies have not received nor have any knowledge of any notice of deficiency or assessment with respect to the Companies (or either of them), or any of their respective assets, or any basis for any of the foregoing, from any taxing authorities. Neither the Seller nor the Companies have been notified by the Internal Revenue Service, the New York Department of Revenue or any other taxing authority that the Internal Revenue Service or such taxing authority intends to audit the federal or state income tax return of the Companies (or either of them) for any year. Except as disclosed in Schedule 3.01(J) attached hereto and incorporated herein, there is no litigation, governmental or other proceeding (formal or informal) or investigation pending, threatened with respect to any such federal, state or local income tax returns or informational filings of the Companies (or either of them). The Companies (or either of them) have not given or been requested to give any waiver of statutes of limitation related to the payment of foreign, federal, state or local taxes with respect to the Companies (or either of them).

            (K) CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule 3.01(K) attached hereto sets forth a list or summary of all the contracts, notes, instruments, indentures, documents, agreements, plans and commitments, including all amendments, modifications and supplements thereto (written or oral), to which the Companies (or either of them) are a party or by which the Companies (or either of them) or any of their assets or properties are bound as of the date hereof relating to the business of the Companies (or either of them), including the Scheduled Contracts. The Companies have each complied with the provisions of all of the respective Scheduled Contracts and no default or event of default exists under any of such agreements and such agreements constitute valid and legally binding obligations of the Companies (or either of them) and of each other person, corporation, trust, partnership, limited liability company,

     Governmental Body (as hereinafter defined) or other entity (collectively a "Person") that is a party thereto enforceable against each party in accordance with their terms. The Scheduled Contracts comprise all of the contracts, agreements, plans and commitments required in order to conduct the business of the Companies as it has been and is now conducted, and all of the Scheduled Contracts are transferable and will be transferred to
     Purchaser under and in accordance with the terms of this Agreement.   For
     the purposes of this Agreement, the term "Governmental Body" means any court or any federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

            (L) LITIGATION. Except as set forth in Schedule 3.01(L) attached hereto:

                          (i) There are no claims, proceedings or lawsuits pending or threatened against the Companies (or either of them); and

                          (ii) Neither of the Companies has been charged with a violation of, or threatened with a charge of a violation of, any provision of any law, rule or regulation or any Order.

            (M) EMPLOYEE BENEFIT MATTERS. Other than the profit sharing agreement provided to the Purchaser and as described on Schedule 3.01(M) attached to this Agreement and incorporated herein, neither of the Companies is a party to nor is subject to any pension, retirement; or like plans, including employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") or employee benefit plan as defined in Section 3(3) of ERISA. Neither of the Companies is nor has been a party or subject to a multi-employer plan as defined in Section 3(37) of ERISA.

            (N) PERMITS. For the purposes of this Agreement, the term "Permits" means all licenses, certificates, approvals, registrations, variances, exemptions, rights of way, privileges, immunities, grants, permits, franchises, consents, authorizations or other rights of every kind and character (a) under any (1) federal, state, local or foreign statute, ordinance or regulation, (2) any order, writ, injunction, decree, judgment, award or determination ("collectively, an "Order") of any Governmental Body or (3) any contract with a Governmental Body or (b) granted by any Governmental Body relating to or associated with the business of the
     Companies (or either of them) or otherwise.   Schedule 3.01(N) attached
     hereto includes a true and complete list of all Permits. The Permits are in full force and effect and comprise all the governmental authorizations necessary or desirable for the lawful conduct of the business of the Companies as it has been and is now conducted. Except as noted on Schedule 3.01(N), each of the Permits is freely transferrable to the Purchaser, without consent of any Person, and none of the Permits obligate the Companies or will obligate the Purchaser upon transfer for the payment of any further charges or assessments in order to maintain them in full force and effect.

            (O)    PERSONNEL DATA; LABOR RELATIONS.

                          (i) Schedule 3.01(O) attached hereto is a list of all employees of the Companies and/or any independent contractors used by the Companies, their current rates of compensation, their length of service with the Companies, the jurisdictions in which they are licensed as physical, occupational or speech therapists, the licenses held by such persons as physical, occupational or speech therapists. In addition, the Companies have provided a correct, complete and accurate description of all practices, policies, understandings and agreements with such persons relating to its employment and any employee manuals or policy manuals. All contracts and arrangements with employees are in full force and effect, and neither the Companies nor any other Person are in default under any of them. The Companies, in the conduct of their respective affairs and business, have each complied with all applicable laws and regulations relating to the employment of labor including those related to wages, hours, discrimination, employee pension and welfare benefit plans, collective bargaining, and the payment of Social Security or similar taxes, and the Companies have each withheld and paid to the appropriate governmental authority, all amounts required by law or agreement to be withheld from wages or salaries of such employees.

                          (ii) There is not pending, nor, to Companies' or the Seller's knowledge, any threatened labor dispute, strike or lockout, slow-down, stoppage, unfair labor practice complaint, grievance procedure or arbitration proceeding relating to or affecting the Companies (or either of them). No representation question now exists respecting the Companies (or either of them) and no collective bargaining agreement is currently being negotiated. Neither the Companies nor the Seller have received any notification of any unfair labor practices charges or complaints pending before any Governmental Body having jurisdiction over the Companies (or either of them). Neither the Companies nor the Seller are aware of any union organizing activities or proceedings involving, or act pending petition for the recognition of, a labor union or association as the exclusive bargaining agent for any group or groups of employees of the Companies (or either of them).

                          (iii) Attached hereto as Schedule 3.01(O)(i) are copies of all Occupational Safety and Health Administration ("OSHA") reports having to do with the Companies, their operations or the business of the Companies and received by the Companies during the last twelve months. No other oral or written complaints or notices have been received from OSHA, and no other complaints, or notices have been received from other regulatory agencies or offices having jurisdiction over the Companies or their assets or properties.

            (P) COMPLIANCE WITH LAWS. Neither of the Companies is in violation of any laws, regulations or governmental orders in a manner which could have a material adverse effect (financial or otherwise) on the Companies (or either of them) or their properties or assets, or the prospects and has not been charged with any such violation. There are no Orders, judgments, orders, injunctions or decrees of any court or governmental instrumentality affecting the Companies (or either of them) or their properties, assets, condition (financial or otherwise) or prospects.

            (Q) CUSTOMERS AND SUPPLIERS. Schedule 3.01(Q) attached hereto and made a part hereof is a complete and correct list of the names and addresses of the twenty (20) largest customers of the Companies during year ended December 31, 1995, and the total receipts from such customers during the last fiscal year. No customers of the Companies have advised the Companies nor do the Companies have any reason to expect that any of its customers intend to terminate, discontinue or reduce their business with the Companies and the occurrence of the Closing is not expected to adversely affect the continued business relationship with such customers.

            (R) NO BROKER. All negotiations on behalf of the Seller relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Seller and her agents directly with Purchaser without the intervention of any other Person in such manner as to give rise to any claim against the Purchaser or its affiliates, the Companies, the Seller or their affiliates for a brokerage commission, finder's fee or other like payment in connection with the consummation of the transactions contemplated hereby. The Purchaser has a broker on retainer and Purchaser shall have the sole obligation to such broker.

            (S) ACCOUNTS RECEIVABLE. Each account receivable reflected in the Financial Statements or shown on the financial statement for the year ended December 31, 1995 constitutes a bona fide receivable resulting from a bona fide sale to a customer in the ordinary course of business, the amount of which was actually due on the date thereof and, except as reserved for in the 1995 Financial Statements, has been or will be collected in the ordinary course of business. The books and records of the Companies state correctly the facts with respect to each account receivable of the Companies and the balance due thereon. Each payment reflected on such books or records as having been made each such account receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of the Companies unless such Person is shown on said books and records as such account debtor. Each document and instrument evidencing, securing or relating to each account receivable, including, without limitation, each insurance policy, certificate, bill and statement, is correct and complete in all respects, is genuine and valid and, except as reserved for in the 1995 Financial Statements, is enforceable in accordance with its terms, and is not subject to any defense, claim of disability, counterclaim or offset and there is no threatened, intended or proposed defense, claim of disability, counterclaim or offset with respect thereof. Each account receivable and each document and instrument and each transaction underlying or relating to it conforms in all material respects, including, without limitation, in respect of interest rates charged, notices given and disclosures made, to the requirements and provisions of each applicable law, rule, regulation or order relating to credit, consumer credit, credit practices, credit advertising, credit reporting, retail installment sales, credit cards, collections, usury, interest rates and truth-in-lending, including, without limitation, the Federal Truth in Lending Act, as amended and Regulation Z issued by the Board of Governors of the Federal Reserve System thereunder.

            (T) IMPROPER PAYMENTS. Neither the Companies, nor any officer, agent or employee of the Companies, nor any distributor or licensee of any of the foregoing, nor any other Person (including, without limitation, the Companies or any affiliate of the Companies) acting on behalf of the Companies (or either of them), in any case for which such action may be attributable to the Companies (or either of them), has directly or indirectly, on behalf of or with respect to the Companies (or either of them), (1) made any political contributions, (2) made any payment which was not legal to make or which the Companies should have known was not legal for the payee to receive, (3) received any payment which was not legal to receive or which the Companies should have known was not legal for the payor to make, (4) had any material transaction or payment which is not properly booked, or (5) had any off-book bank or cash accounts or "slush funds" of which the Seller or Companies (or any of them) was the beneficial owner.

            (U) INSURANCE. Schedule 3.01(U) attached hereto sets forth a list of all insurance policies of the Companies by which the Companies or any of their respective assets or properties have been covered for the last three (3) years and those policies which are now in full force and effect. Sellers agree to cause the Companies to maintain the existing policies (which are presently in force) or comparable coverage in full force and effect at all times from the date of this Agreement until the Closing Date.

            (V) TRANSACTION WITH SUN HEALTHCARE GROUP. The Seller acknowledges that she has been advised that the Purchaser is a party to an Agreement and Plan of Merger dated March 29, 1995 as amended (the "Merger Agreement") by and among the Purchaser, Sun and Sun Acquisition Corporation, under which Purchaser has become a wholly owned subsidiary of Sun.

            (W) COMPLETENESS OF SCHEDULES AND EXHIBITS; FULL DISCLOSURE. The schedules and exhibits attached hereto, where provided by or on behalf of the Seller completely and correctly present in all material respects the information required by this Agreement to be set forth therein. No representation or warranty by the Seller herein and no information disclosed in the schedules and exhibits hereto supplied by the Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein in the light of the circumstances in which such statements were made, not misleading.

     3.02   REPRESENTATIONS AND WARRANTIES BY THE PURCHASER.   The Purchaser
hereby represents and warrants to the Seller that:

            (A) ORGANIZATION AND EXISTENCE. The Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.

            (B) AUTHORITY AND APPROVAL. Subject to the approval of the Board of Directors of the Purchaser and Sun, the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. Subject to the approval of the Board of Directors of the Purchaser and Sun, the execution and delivery of this Agreement by Purchaser, the performance of it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Purchaser. Subject to the approval of the Board of Directors of the Purchaser and Sun, this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

            (C) BROKERS. All negotiations on behalf of the Purchaser relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Purchaser, the Seller and their agents directly with the Seller and the Purchaser without the intervention of any other person in such manner as to give rise to any claim against the Seller or the Purchaser or their affiliates for a broker's commission, finder's fee or like payment in connection with the consummation of the transactions contemplated herein. The Purchaser has a broker on retainer and any payment due such broker will be the sole obligation of the Purchaser.

                                   ARTICLE IV

                       ADDITIONAL AGREEMENTS AND COVENANTS

     4.01 COVENANTS OF THE SELLER. The Seller covenants and agrees with the Purchaser as follows:

            (A) CERTAIN CHANGES. Except as expressly may be permitted hereunder, or set forth in the schedules attached hereto, the Seller covenants that, from the date hereof until the Closing Date, without first obtaining the written consent of the Purchaser, the Seller shall not and the Seller shall not permit the Companies (or either of them) to:

                   (i) make any material change in the conduct of its or their business or operations;

                   (ii) engage in any activity or transaction outside the ordinary course of business;

                   (iii) terminate, amend, modify or change any Scheduled Contract, or agreement required to be disclosed pursuant to Section 3.01(H);

                   (iv) declare, set aside or pay any dividends, or make any distributions, in respect to its equity securities, or repurchase, redeem or otherwise acquire any such securities;

                   (v) merge into or with or consolidate with any other person or acquire all or substantially all of the business or assets of any other Person;

                   (vi) make any change in its articles of incorporation or bylaws or equivalent governing instruments;

                   (vii)    purchase any securities of any Person;

                   (viii) increase or decrease the indebtedness of the Companies (or either of them) or their affiliates except for indebtedness incurred in the ordinary course of business consistent with prior practices;

                   (ix) other than pursuant to existing contracts or commitments, sell, lease or otherwise dispose of any of the assets of the Companies, other than in the ordinary and usual course of business;

                   (x) except as provided or contemplated in Schedule 3.01(I) hereto, grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the benefit of any director, officer, employee or other Person;

                   (xi) enter into an agreement to sell goods or provide services (or submit a proposal for the same) at a price or rate which would not result in at least the same historical net income margins as set forth in the Interim Financial Statements;

                   (xii) terminate or modify any insurance coverage or adopt any new benefit plans or terminate, amend, modify or change any existing benefit plans;

                   (xiii) fail to comply with all applicable laws or requirements or fail to timely file any required filings including any required tax or other returns;

                   (xiv) enter into any single agreement or agreements of similar nature with the same party or its affiliates which involves $25,000 or more; or

                   (xv)     commit itself to do any of the foregoing.

            (B) OPERATION OF THE COMPANIES' BUSINESSES. The Seller covenants and agrees with the Purchaser that from the date hereof until the Closing Date, except as permitted hereunder or contemplated hereunder or as consented to in writing by Purchaser, the Seller shall cause the Companies to carry on their business in the usual and ordinary course and shall use her best efforts to cause the Companies to preserve and maintain their respective business organizations, employees and advantageous business relationships.

            (C) ACCESS. The Seller will cause the Companies to afford to the Purchaser and its authorized representatives access from the date hereof until the Closing Date, during normal business hours, to the Companies' personnel, agents and representatives, property, books and records and will cause the Companies to furnish to the Purchaser any and all information as it may request. The Companies will cooperate with the Accountants who will be auditing the historical financial information of the Companies and preparing the Accountant's Report. Notwithstanding any provision of this Section 4.01(C) to the contrary, the Seller need not identify the therapists of the Companies, or the customers of the Companies until after the Effective Date (as defined in Section 1.05 hereof) and the Due Diligence Expiration Date.

            (D) BEST EFFORTS. The Seller will use her best efforts to obtain the satisfaction of the conditions to the Closing set forth in Section 5.01 hereof.

            (E) CONFIDENTIALITY. The Seller recognizes and acknowledges that the Companies and their affiliates' trade secrets and proprietary information and processes, as they may exist from time to time, are confidential information and are valuable, special and unique assets of the Companies and their prospective businesses. After the Closing, the Seller shall not, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of the Companies (including any information with respect to the business of the Purchaser), except as is required in governmental filings or judicial, administrative or arbitration proceedings, but if the Seller proposes to make any disclosure in reliance on the foregoing exception, the Seller shall, at least five (5) business days prior to such disclosure, provide to the Purchaser the information proposed to be disclosed, as well as the facts and circumstances involved and the reason the Seller or the Purchaser are required to make such disclosure. The Seller agrees that such confidential information shall include (but not be limited to) all information contained in any memoranda, books, papers, client lists, files, letters, formulas and other printed or written material, and all copies thereof and therefrom, in any way relating to the Companies and their businesses and affairs (including any information with respect to the business of the Purchaser), whether made by the Seller or otherwise coming into Seller's possession, and the Seller agrees that, upon demand of the Purchaser, at any time, she shall immediately deliver all such printed or written material and copies thereof to the Purchaser.

            (F) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, the Seller shall promptly advise, and obtain the approval of the Purchaser before issuing or permitting the Seller or any of Companies' directors, officers, employees or agents, to issue any press release with respect to this Agreement or the transactions contemplated hereby.

            (G) NOTICE. The Seller shall give written notice to Purchaser promptly after Seller obtains knowledge of the occurrence, or promptly after receipt by Seller or the Companies or any of their affiliates of any notice claiming or alleging the occurrence of any event or omission which would result in (i) any of Seller's representations or warranties being or becoming inaccurate or misleading or (ii) any breach by Seller of this Agreement.

            (H) NON-COMPETITION. During the period (the "Non-Competition Period") commencing on the Closing Date and ending on the later of the seventh anniversary of the Closing Date or twenty-four months following the termination of the Employment Agreement (as hereinafter defined), the Seller shall not, directly or indirectly, either as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate (whether directly or indirectly) in any business that is in competition in any manner whatsoever with the business of the Companies as the same is conducted on the date hereof), the Purchaser or any of its affiliates within the Combined Metropolitan Statistical Area of New York City, New York or the states of New York, New Jersey or Connecticut, except as approved in writing by the Purchaser. Notwithstanding any provision of this Section 4.01(H) to the contrary, the Seller may act as and be employed as a physical and/or occupational therapist during the Non-Competition Period.

            (I) NON-SOLICITATION AND NON-HIRING. During the Non-Competition Period, the Seller agrees (i) not to, directly or indirectly, call on or solicit, any Person, firm, corporation or other entity who or which during the last [2] years prior to the action by the Seller which is in violation of this Section 4.01(I) was or had been a customer, referral source, supplier, distributor, of the Companies or any of their affiliates, including, without limitation, any of the Customers listed on Schedule 1.01(C), and (ii) not to hire or offer to hire any Listed Therapist or any therapist later hired by the Purchaser or its affiliates. Notwithstanding any provision of this Section 4.01(I) to the contrary, the Seller may act as and be employed as a physical and/or occupational therapist during the Non-Competition Period.

            (J) REASONABLENESS OF RESTRICTIONS. The Seller agrees that (1) the covenants contained in Sections 4.01(E), (H) and (I) hereof are necessary (a) for the protection of the Purchaser's and its affiliates' business goodwill and trade secrets, and (b) for the Purchaser to realize the benefits of this Agreement including the acquisition of all of the goodwill of the Companies, (2) a portion of the compensation paid to the Seller under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, and (3) if the scope of any restriction contained in Sections 4.01(E), (H) and (I) hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Parties hereto hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The existence of any claim or cause of action of the Seller against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of these covenants.

            (K) ENFORCEMENT. The Seller acknowledges and agrees that the restrictions contained in Sections 4.01(E), (H) and (I) hereof are (1) reasonable and necessary to protect the legitimate interests of the Purchaser and its affiliates, (2) that the Purchaser would not have entered into this Agreement in the absence of such restrictions, (3) that such restrictions are necessary for the Purchaser to realize the benefits contemplated by the Purchaser of the business, including the acquisition of the goodwill of the business, (4) that the Purchaser would not consummate the purchase of the Shares but for such restrictions, and (5) that any violation of any provision of those Sections will result in irreparable injury to the Purchaser. The Seller acknowledges and agrees that the Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled. The Parties acknowledge and agree that the Seller will be subject additional restrictive covenants pursuant to the Employment Agreement (as hereinafter defined).

     4.02 COVENANTS OF THE PURCHASER. The Purchaser covenants and agrees with the Seller as follows:

            (A) BEST EFFORTS. The Purchaser will use its best efforts to obtain the satisfaction of the conditions to the Closing set forth in
     Section 5.02.

            (B) PRESERVATION OF BOOKS AND RECORDS. For a period of five (5) years after the Closing Date, the Purchaser shall (1) preserve and retain the corporate, accounting, legal, auditing and other books and records of the Companies relating to the conduct of the business prior to the Closing Date, and (2) make such books and records available at the then current administrative headquarters of the Purchaser to the Seller and her agents, upon reasonable notice and at reasonable times, at such parties sole risk and cost. The Seller shall be entitled to make copies of any such books and records as they shall deem reasonably necessary at their sole cost and expense. The Purchaser agrees to permit representatives of the Seller to meet with employees of the Purchaser on a mutually convenient basis in order to enable the Seller to obtain additional information and explanations of any materials provided pursuant to this Section 4.02(B).

            (C) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, the Purchaser shall promptly advise, and obtain the approval of the Seller before issuing, or permitting any of the Purchaser's directors, officers, employees or agents, or any of Purchaser's subsidiaries, to issue any press release with respect to this Agreement or the transactions contemplated hereby.

            (D) CONFIDENTIAL INFORMATION. In the event that the Agreement is terminated or, if not terminated, until the Closing Date, the confidentiality of any data or information received by Purchaser regarding the business and assets of the Companies shall be maintained by Purchaser and their representatives, provided, however, that nothing in this Section 5.02(D) shall prohibit the Purchaser from making any press release or filings required, in the opinion of the Purchaser, under the securities laws with respect to the transactions contemplated in the Agreement. Purchaser agrees not to use any such confidential information for any purpose other than its evaluation of the Companies in connection with the transactions contemplated herein.

            (E) GUARANTEE OF EMPLOYMENT AGREEMENT AND INDEMNIFI- CATION OBLIGATIONS. Subject to the occurrence of the Closing, CareerStaff agrees to guarantee, on a direct and primary basis, the obligations of HTA-New York under (i) the Seller Employment Agreement (as hereinafter defined).

            (F) NOTICE. The Purchaser shall give written notice to the Seller promptly after the Purchaser obtains knowledge of the occurrence, or promptly after receipt by Purchaser of any notice claiming or alleging the occurrence of any event or omission which would result in (i) any of Seller's representations or warranties being or becoming inaccurate or misleading or (ii) any breach by Seller of this Agreement.

            (G) 338H(10) ELECTION. The Purchaser agrees that it will not make an election under the Code Section 338(h)(10) with respect to the transaction contemplated by this Agreement.

            (H) VESTING. The Purchaser shall cause each of the Companies' employees to be (1) enrolled in the Purchaser's health insurance plans, and
     (2) granted credit for service with the Companies for vesting purposes with respect to Sun's employee benefit plans.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

     5.01 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Purchaser; provided, however, that no such waiver of a condition shall constitute a waiver by the Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in breach or default of any of its representations, warranties or covenants under or contained in this Agreement:

            (A) COMPLIANCE. The Seller shall have performed, satisfied and complied in all material respects with its covenants and agreements contained herein, each of her representations and warranties contained in
     Section 3.01 hereof shall be true in all material respects on and as though made on and as of the Closing Date, and each of the conditions specified in this Agreement has been satisfied on or before the Closing Date.

            (B) OFFICERS' CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date from the Seller certifying that the matters specified in Section 5.01(A) are true and correct.

            (C) LEGAL OPINION. The Purchaser shall have received from Seller's counsel, Dornbusch, Mensch, Mandlestam & Schaeffer, LLP., an opinion dated the Closing Date in form and substance satisfactory to Purchaser as to the matters set forth in Exhibit "B".

            (D) NO ORDERS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

            (E) SECRETARY'S CLOSING CERTIFICATE. The Purchaser shall have received a certificate dated the Closing Date in form and substance reasonably satisfactory to the Purchaser from the Secretary or Assistant Secretary of each of the Companies certifying that (i) attached to such certificate are true, correct and complete copies of the certificates or articles of incorporation and bylaws, or equivalent governing instrument, each as amended to the Closing Date, of the Companies, and (ii) the incumbency of each officer executing this Agreement and all documents and instruments executed in connection thereof.

            (F)    REVIEW; ACCOUNTANTS' REPORT.   The Accountants shall have
     delivered the Accountants' Report.

            (G) SHARES. The Seller shall have delivered to the Purchaser the certificates representing the Shares registered in the name of the Seller, duly endorsed by the Seller for transfer or accompanied by an assignment of the Shares duly executed by the Seller with all required documentary stock transfer stamps affixed or accompanied by the Seller's check for the amount of such stamps. On submission of the certificates to the Companies for transfer, each of the Companies shall issue to the Purchaser certificates representing the Shares, registered in the name of the Purchaser.

            (H) CORPORATE BOOKS AND RECORDS. The Seller shall have delivered to the Purchaser all corporate minute books and stock transfer records of the Companies to the extent not then in the possession of the Companies.

            (I) BANK ACCOUNTS. Control over bank accounts, cash management accounts, savings accounts or similar funds of the Companies shall have been transferred to persons designated by the Purchaser in a manner satisfactory to the Purchaser.

            (J) OFFICERS AND DIRECTORS. Each director and officer of the Companies shall have validly tendered his or her resignation to the Purchaser in form and substance satisfactory to the Purchaser.

            (K) RELEASES. Each director, officer, manager and other employee of the Companies listed in Schedule 5.01(K) attached hereto shall have executed and delivered to the Companies a release in a form satisfactory to Purchaser releasing the Companies and the Purchaser from any and all claims which such director, officer, manager or employee has or shall have against the Companies or the Purchaser accruing at or prior to the Closing, excluding any and all claims arising from or associated with this Agreement.

            (L) ABSENCE OF LITIGATION. No material proceeding pertaining to the transactions contemplated by this Agreement or to their consummation, shall have been instituted or threatened on or before the Closing Date.

            (M) THIRD PARTY CONSENTS. All necessary agreements, consents and approvals of any persons or entities to the consummation by the Seller of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement shall have been received by the Purchaser and shall be in a form and substance reasonably satisfactory to the Purchaser.

            (N) LEGISLATION. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

            (O) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the property, plant, condition (financial or otherwise), assets or prospects of the Companies.

            (P) SELLER EMPLOYMENT AGREEMENT. The Seller shall have executed and delivered to the Purchaser the Employment Agreement in the form of Exhibit "C" attached hereto (the "Seller Employment Agreement").

            (Q) OTHER EMPLOYMENT AGREEMENTS AGREEMENT. The following employees of the Companies shall have executed and delivered employment agreements on terms and conditions satisfactory to the Purchaser: Gildren Baerga, Judith Wolff, and Kathy Mulder.

            (R) BOARD APPROVAL. The Board of Directors of the Purchaser and Sun shall approved and consented to the transactions contemplated by this Agreement.

            (S) ESCROW AGREEMENT. The Seller, the Purchaser and the Escrow Agent shall have executed the Escrow Agreement.

     5.02 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of her other rights or remedies, at law or in equity, if the Purchaser shall be in breach or default of any of its representations, warranties or covenants under or contained in this Agreement:

            (A) COMPLIANCE. The Purchaser shall have performed, satisfied and complied in all material respects its covenants and agreements contained herein, including its obligations under Section 2.02 above, its representations and warranties contained in Section 3.02 hereof shall be true in all material respects on and as though made on and as of the Closing Date, and each of the conditions specified in this Agreement has been satisfied on or before the Closing Date.

            (B) OFFICER'S CERTIFICATE. The Seller shall have received a certificate, dated the Closing Date, executed by an officer of the Purchaser certifying as to the matters specified in Section 5.02(A) hereof.

            (C) LEGAL OPINION. The Seller shall have received from Purchaser's counsel, Schlanger, Mills, Mayer & Grossberg, L.L.P. an opinion dated the Closing Date in form and substance satisfactory to the Seller, opining as to the matters set forth in Sections 3.02(A) and (B) of this Agreement.

            (D) NO ORDERS. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

            (E) ACTIONS AND PROCEDURES. No meritorious actions, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been initiated or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

            (F) EMPLOYMENT AGREEMENT. The Purchaser shall have executed and delivered the Employment Agreement.

            (G) ESCROW AGREEMENT. The Seller, the Purchaser and the Escrow Agent shall have executed the Escrow Agreement.

            (H) RELEASES. The Company shall release each of the persons listed on Schedule 5.01(K) from any claims that the Company may have against such individuals, provided, however, such release will not apply to any claims or obligations arising from or associated with this Agreement.

                                   ARTICLE VI

                                   TERMINATION

     6.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

            (A) By the mutual written agreement of the Seller and the Purchaser;

            (B) If this Agreement has not been approved by Board of Directors of Sun prior to May 22, 1996;

            (C) If the Closing has not occurred prior to June 14, 1996 (the "Outside Date");

            (D) If the occurrence of the closing transactions would violate any order, decree or judgment prohibiting the consummation of this Agreement.

     6.02 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

            (A) If this Agreement is terminated by the Seller or by the Purchaser as permitted under Section 6.01 hereof and not as the result of the failure of any Party to perform its obligations hereunder, without lawful justification, such termination shall be without liability to any Party to this Agreement or any stockholder, director, officer, employee, agent or representative of such Party.

            (B) If this Agreement is terminated as a result of the failure of the Purchaser to perform its obligations hereunder, without lawful justification, the Purchaser shall be fully liable for any and all damages sustained or incurred by the Seller.

            (C) If this Agreement is terminated as a result of the failure of the Seller to perform any of her obligations hereunder, without lawful justification, the Seller shall be fully liable for any and all damages sustained or incurred by the Purchaser.

                                   ARTICLE VII

                          SURVIVAL OF REPRESENTATIONS,

              WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

     7.01 INDEMNIFICATION OF THE PURCHASER. The Seller agrees to indemnify the Purchaser against, and hold the Purchaser harmless from, any loss, damage or expense (including attorneys' fees) sustained by the Purchaser, the Companies or their successors or assigns arising out of or resulting from any inaccuracy or breach of any of the representations, warranties or covenants made by the Seller herein (a "Seller Indemnified Loss"). Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall not be entitled to indemnification under this Section 7.01 unless and until the total amount of the Seller Indemnified Losses shall exceed $50,000 at which time the Purchaser, the Companies and/or their successors and assigns, will be entitled to indemnification for the full amount of the Seller Indemnified Loss(es) incurred. Notwithstanding any provision of this Agreement to the contrary, the maximum amount that the Purchaser, the Companies and/or their successors or assigns are entitled to recover as Seller Indemnified Losses shall not exceed an amount equal to the sum of the Purchase Price (including any additional Purchase Price paid pursuant to Section 1.02(E) hereof) plus the Non-Competition Payment.

     7.02 INDEMNIFICATION OF SELLER. The Purchaser agrees to indemnify the Seller and the Companies against, and hold the Seller and the Companies harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by any of them arising out of or resulting from any inaccuracy or breach of any of the representations, warranties or covenants made by the Purchaser herein.

     7.03 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive the Closing.

     7.04 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement against losses based on claims asserted by third parties shall be asserted and resolved as follows:

            (A) A Party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify in writing the other Party (the "Indemnifying Party") of any third party claim which may give rise to a right of indemnification under this Agreement, (the "Third Party Claim") describing in detail the nature of the claim (the "Claim Notice"). The Indemnifying Party shall promptly after receipt of the Claim Notice, at the sole cost and expense of the Indemnifying Party, defend the Indemnified Party against such Third Party Claim or if the Indemnifying Party denies responsibility it shall promptly so notify the party claiming indemnification.

            (B) The Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest and to provide witness and other support at no costs, other than reimbursement for travel and lodging. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.04(B).

            (C) If the Indemnifying Party fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to assume the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

                                   ARTICLE VII

                                  MISCELLANEOUS

     8.01 EXPENSES. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller or Purchaser, as the case may be, depending upon which Party incurred such costs and expenses.

     8.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service, to the Parties at the following addresses (or at such other address as Party may specify by like notice);

            (A)    If to Purchaser:

                   CareerStaff Unlimited, Inc.

                   3040 Post Oak Blvd., Suite 310
                   Houston, Texas  77056
                   Attention:  Michael Weinholtz

                   With a copies to:

                   Schlanger, Mills, Mayer & Grossberg, L.L.P.
                   5847 San Felipe, Suite 1700
                   Houston, Texas  77056
                   Attention:  Clarence Mayer, P.C.

                   and

                   The Nathanson Group
                   1411 Fourth Avenue, Suite 905
                   Seattle, WA 98101
                   Attn: Randi Nathanson

            (B)    If to Seller to:

                   Iris Kimberg
                   105 Hudson, Apt. 11N
                   New York, NY  10013

                   With a copy to:

                   Landey Strongin
                   Dornbusch, Mensch, Mandlestam & Schaeffer, LLP
                   747 Third Avenue
                   New York, NY  10017

     8.03 EXCLUSIVE AGREEMENT. This Agreement supersedes all prior agreements between the Parties (written or oral) and is intended as a complete and exclusive statement of the terms of the agreement among the Parties.

     8.04 CHOICE OF LAW; AMENDMENTS; HEADINGS. This Agreement shall be governed by the internal laws of the State of New York. This Agreement may not be amended or modified orally. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.05 ASSIGNMENTS AND THIRD PARTIES. No Party hereby shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that Purchaser shall be permitted to assign the rights and benefits of this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No assignment of this Agreement shall release the assigning party of any of its obligations under the Agreement. Nothing in this Agreement shall entitle any person other than the Seller or the Purchaser, or their respective successors and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

     8.06 SUBSEQUENT FILINGS. Effective at the Closing Date, the Seller shall file with all applicable regulatory agencies or authorities any such notices or certificates as are necessary to reflect the sale to the Purchaser.

     8.07 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     8.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

     8.09 FURTHER ASSURANCES. The Seller and the Purchaser agree to deliver or cause to be delivered to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed any such additional instrument as any of them may reasonably request for the purpose of carrying out transactions contemplated by this Agreement. The Seller shall cooperate and use their best efforts to have the officers, directors and employees of the Companies to cooperate with the Purchaser (on or after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters occurring prior to the Closing Date.

     8.10 EXPENSES OF LITIGATION. If any proceeding is brought by any Party or its successors or assigns for the enforcement of this Agreement, or as a result of any alleged dispute, breach, default or misrepresentation by any Party of any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in pursuing such proceeding, in addition to such other relief to which it may be entitled, together with interest thereon at a rate of 10% per annum.

     IN AGREEMENT WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                           PURCHASER

                                           CAREERSTAFF UNLIMITED, INC.


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                           SELLER

                                           -------------------------------------
                                           IRIS KIMBERG